Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

February 26, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated February 20, 2002 of Buyers United, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,




Arthur Andersen LLP

cc:  Theodore Stern, CEO, Buyers United, Inc.